Exhibit 99.1
Press Release
Contact:	Jim Delamater, President & CEO Northeast Bancorp

(NORTHEAST BANCORP) CANNAN RESIGNS AS COO

(Auburn, Me 12/21/01)
Northeast Bancorp announced the resignation of William Cannan as its Chief Operating Officer. Cannan is stepping down after seven years with Northeast and its subsidiary Northeast Bank, to pursue other opportunities. Northeast Bancorp's President and Chief Executive Officer, Jim Delamater will take over as Chief Operating Officer.

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